Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
             Director of Marketing
             (631) 537-1001, ext. 263

BRIDGE BANCORP, INC. REPORTS
THIRD QUARTER 2004 EARNINGS

(Bridgehampton, NY – October 18, 2004) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), today reported earnings for the third quarter of 2004. Net income for the three months ended September 30, 2004 increased 12.9%, totaling $2,663,000 compared to earnings of $2,358,000 for the quarter ended September 30, 2003. Net income for the nine months ended September 30, 2004 increased 6.2% to $7,830,000 compared to earnings of $7,371,000 for the same period last year. Diluted earnings per share for the third quarter 2004 increased 13.5% to $0.42 per diluted share compared to $0.37 per diluted share for the same period in 2003. Diluted earnings per share for the first nine months of 2004 were $1.24 per share, increasing 5.1% from $1.18 per share for the nine month period ended September 30, 2003.

The Company continued its strong performance with return on average stockholders’ equity of 23.41% and return on average total assets of 1.92% for the first nine months of 2004. Maintaining trends of steady growth, total assets were up 7.3% to $568,767,000 at September 30, 2004, approximately $38,774,000 over total assets at September 30, 2003. Total deposits grew 9.0%, or $42,707,000, to $518,739,000 at September 30, 2004 over September 30, 2003. Total loans increased 9.3% to $288,431,000 at September 30, 2004 from $263,805,000 at September 30, 2003. Stockholders’ equity totaled $47,069,000 at September 30, 2004, an increase of 10.6% from $42,548,000 at September 30, 2003.

Earnings were further supported by increased non-interest income. Other income, exclusive of the effect of net securities losses and gains, was up 18.5%, or $201,000, for the third quarter over the third quarter of 2003, and 19.4%, or $562,000, for the nine month period ended September 30, 2004 over the same period last year. Growth in other income was attributable primarily to revenues of the Bank’s wholly owned title insurance subsidiary, Bridge Abstract.

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Earnings per share amounts have been restated to adjust for the three for two stock split in the form of a stock dividend effective on July 9, 2004.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on the Company’s quarterly and year to date results, “We continue to manage the balance sheet proactively, with close attention to both interest rate and credit risks. Despite continued margin compression, the net interest margin was strong at 4.9% for the quarter ended September 30, 2004 and at 5.0% for the nine month period ended September 30, 2004. Our continued emphasis on core deposit growth allowed us to avoid the increased cost of short term borrowings as the flattening yield curve combined rising short term rates with falling long term rates. Demand deposit growth of 16.8% at September 30, 2004 over September 30, 2003, provided low cost funding for asset generation. Credit quality of the loan and investment portfolios remains strong. Based on management’s continuing review of the overall composition and asset quality of the loan portfolio, a provision of $150,000 for loan losses was provided through the first nine months of 2004.

Mr. Tobin continued, “Our strategic approach to our branch network is a key driver of long term opportunities for core deposit growth. In addition to our focus on business development within mature markets, we continue our considered approach to expanding the Bank’s footprint. To that end, our plans for a branch in Westhampton Beach are well underway. With a capital ratio of 8.1%, the Company remains well positioned for future growth.”

The Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, and Southold.

Attached	to this release are selected financial highlights for the quarter and year to date.

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This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, prevailing economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality and composition of the Bank’s loan and investment portfolios, changes in management’s business strategies, changes in accounting principles, policies or guidelines, changes in real estate values and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, markets, products, services and prices. The forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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BRIDGE BANCORP, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Condition
(In thousands)

                                                                            September 30,       December 31,         September 30,
                                                                                     2004               2003                  2003
                                                                     --------------------------------------------------------------
  ASSETS
  Cash and cash equivalents                                                      $ 21,242           $ 13,039              $ 17,381
  Investment in debt and equity securities, net:
  Securities available for sale, at fair value                                    222,229            195,341               226,525
  Securities held to maturity                                                      20,569             14,396                 9,843
  Loans                                                                           288,431            273,188               263,805
  Less:  Allowance for loan losses                                                 (2,146)            (2,144)               (2,089)
  Loans, net                                                                      286,285            271,044               261,716
  Banking premises and equipment, net                                              13,827             11,623                10,405
  Accrued interest receivable and other assets                                      4,615              6,170                 4,123
                                                                     --------------------------------------------------------------
             Total Assets                                                        $568,767           $511,613              $529,993
                                                                     ==============================================================

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Demand deposits                                                                $175,018           $159,405              $149,883
  Savings, N.O.W. and money market deposits                                       275,080            229,847               262,596
  Certificates of deposit of $100,000 or more and other time deposits              68,641             67,907                63,553
  Overnight borrowings                                                                -                5,900                 8,700
  Other liabilities and accrued expenses                                            2,959              5,760                 2,713
  Total Stockholders' Equity                                                       47,069             42,794                42,548
                                                                     --------------------------------------------------------------
  Total Liabilities and Stockholders' Equity                                     $568,767           $511,613              $529,993
                                                                     ==============================================================

BRIDGE BANCORP, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Income
(In thousands)
                                                                              3 months ended September 30,             9 months ended September 30,
                                                                     ---------------------------------------- -----------------------------------------
                                                                                     2004               2003                  2004                2003
                                                                     ---------------------------------------- -----------------------------------------
Interest income                                                                    $6,955             $6,488               $20,049             $19,278
Interest expense                                                                      600                560                 1,702               2,044
Net interest income                                                                 6,355              5,928                18,347              17,234
Provision for loan losses                                                             100                -                     150                 -
                                                                    ---------------------------------------- -----------------------------------------
Net interest income after  provision for loan losses                                6,255              5,928                18,197              17,234

Other income                                                                        1,286              1,085                 3,466               2,904
Net security (losses)/gains                                                            (2)               -                     624               1,200
Other expenses                                                                      3,383              3,299                10,082               9,735
                                                                     ---------------------------------------- -----------------------------------------
Income before income taxes                                                          4,156              3,714                12,205              11,603
                                                                     ---------------------------------------- -----------------------------------------
Provision for income taxes                                                          1,493              1,356                 4,375               4,232
                                                                     ---------------------------------------- -----------------------------------------
Net income                                                                         $2,663             $2,358               $ 7,830             $ 7,371
                                                                     ======================================== =========================================
Basic earnings per share                                                           $ 0.43             $ 0.38               $  1.25             $  1.19
                                                                     ======================================== =========================================
Diluted earnings per share                                                         $ 0.42             $ 0.37               $  1.24             $  1.18
                                                                     ======================================== =========================================
Weighted average common shares                                                      6,266              6,204                 6,253               6,191
                                                                     ======================================== =========================================
Weighted average common and common equivalent shares                                6,328              6,272                 6,329               6,243
                                                                     ======================================== =========================================

Share and per share amounts have been restated for a three-for-two stock split.